Chuy’s Holdings, Inc. Announces Second Quarter 2014 Financial Results

AUSTIN, Texas, August 5, 2014 - Chuy’s Holdings, Inc. (NASDAQ:CHUY) today announced financial results for the second quarter ended June 29, 2014.
Highlights for the second quarter ended June 29, 2014 were as follows:

•	Revenue increased 18.4% to $63.3 million from $53.4 million in the second quarter of 2013.

•	Comparable restaurant sales increased 2.4% as compared to the same period in 2013, including a 0.9% increase in average weekly customers and a 1.5% increase in average check.

•
Net income was $3.4 million, or $0.21 per diluted share, compared to $3.2 million, or $0.19 per diluted share, in the second quarter of 2013 and $3.7 million, or $0.22 per diluted share on a pro forma basis (1).

•	Restaurant-level EBITDA(1) increased 5.6% to $11.6 million from $11.0 million in last year’s second quarter.

•	Three new restaurants opened during the second quarter of 2014.

(1)
Pro forma net income and restaurant-level EBITDA are non-GAAP measures. For reconciliations of pro forma net income and restaurant-level EBITDA to GAAP net income and discussions of why we consider them useful, see the “Reconciliation of Non-GAAP Measures” accompanying this release.

Steve Hislop, President and Chief Executive Officer of Chuy’s Holdings, Inc. stated, “We maintained our top-line momentum in the second quarter with an 18.4% increase in revenues, highlighted by a comparable restaurant sales increase of 2.4%. Our made-from-scratch, Tex Mex-inspired menu, commitment to value and upbeat, irreverent atmosphere continue to clearly resonate with our guests. While we continue to face short-term cost challenges related to commodities and increased labor related to some of our newer openings, we are making progress in back-filling existing markets that are meeting or exceeding our expectations.”
Added Hislop, “With eight new restaurants opened this year, as of today, our 2014 development plan, which now includes eleven new units (versus a range of ten to eleven units, previously), is on track. Our development strategy will include opening 80% of our new units in 2014 through 2015 in markets with existing Chuy’s restaurants. We believe this strategy will continue to drive awareness for the Chuy’s brand and provide a solid geographic footprint for continued growth.”

Second Quarter 2014 Financial Results
Revenue increased $9.9 million, or 18.4%, to $63.3 million in the second quarter of 2014 compared to the second quarter of 2013. The increase was primarily driven by $10.0 million in incremental revenue from an additional 129 operating weeks provided by 13 new restaurants opened during and subsequent to the second quarter of 2013. These increases were partially offset by a decrease in revenue related to non-comparable restaurants that are not included in the incremental revenue discussed above. Revenue for these non-comparable restaurants is historically lower as the stores transition out of the 'honeymoon' period that follows a restaurant's initial opening.
Comparable restaurant sales increased 2.4% in the second quarter of 2014 as compared to the same period in 2013. The increase in comparable sales was driven by a 1.5% increase in average check and a 0.9% increase in average weekly customers. The comparable restaurant base consisted of 38 restaurants during the second quarter of 2014.
Total restaurant operating costs as a percentage of revenue increased to 81.6% in the second quarter of 2014 from 79.4% in the second quarter of 2013, driven primarily by the impact of higher labor costs as a percentage of revenue related to increased training and staffing levels and lower store volumes at our newer restaurants; higher food costs as a percentage of revenue, particularly beef, dairy and produce costs; and higher rent expense as a percentage of revenue at certain new restaurants as we expand and “backfill” into newer markets. These increased costs were partially offset by lower liquor taxes as a result of opening more locations outside of Texas, which charges a higher liquor tax than other jurisdictions, and a lower liquor tax in Texas, which went into effect on January 1, 2014.
Net income for the second quarter of 2014 was $3.4 million, or $0.21 per diluted share, compared to $3.2 million, or $0.19 per diluted share, in the second quarter of 2013. Net income for the second quarter of 2013 included approximately $508,000 in costs associated with two separate secondary offerings of the Company’s common stock which had a negative $0.03 per diluted share impact on 2013 earnings per share.
Development Update
During the second quarter, three new Chuy’s restaurants were opened — Noblesville, Indiana; Jacksonville, North Carolina; and Midlothian, Virginia. Subsequent to the end of the second quarter, two additional Chuy’s restaurants were opened in San Antonio, Texas and Kennesaw, Georgia.

2014 Outlook
The Company has revised its fiscal year 2014 guidance and now expects its diluted net income per share to range from $0.76 to $0.78 versus a previous range of $0.81 to $0.84. This compares to pro forma diluted net income per share of $0.69 in 2013. The net income guidance for fiscal year 2014 is based, in part, on the following annual assumptions:

•
Comparable restaurant sales growth of approximately 2.3% to 2.6%, which implies 1.5% to 2.0% comparable restaurant sales growth during the last two quarters of 2014 (versus a range of 2.0% to 2.5% previously);

•	Restaurant pre-opening expenses of approximately $4.4 million (versus $3.8 million to $4.3 million previously);

•	General and administrative expense of approximately $12.5 million to $13.0 million;

•	An effective tax rate of approximately 29% to 31%;

•	The opening of 11 new restaurants (versus a range of 10 to 11 restaurants previously);

•	Net capital expenditures (net of tenant improvement allowances) of approximately $27.5 million to $30.0 million; and

•	Annual weighted average diluted shares outstanding of 16.7 million to 16.8 million shares.
The following definitions apply to these terms as used in this release:
Comparable restaurant sales reflect changes in sales for the comparable group of restaurants over a specified period of time. We consider a restaurant to be comparable in the first full quarter following the 18th month of operations. Changes in comparable sales reflect changes in customer count trends as well as changes in average check.
Average check is calculated by dividing revenue by total entrées sold for a given time period. Average check reflects menu price influences as well as changes in menu mix.
Conference Call
The Company will host a conference call to discuss financial results for the second quarter of 2014 today at 5:00 p.m. Eastern Time. Steve Hislop, President and Chief Executive Officer, and Jon Howie, Vice President and Chief Financial Officer will host the call.
The conference call can be accessed live over the phone by dialing 888-609-5689 or for international callers by dialing 913-312-1510. A replay will be available one hour after the call and can be accessed by dialing 877-870-5176 or 858-384-5517 for international callers; the passcode is 9829006. The replay will be available until August 12, 2014. The conference call will also be webcast live from the Company’s website at www.chuys.com under the investors tab. An archive of the webcast will also be available through the corporate website shortly after the call has concluded.
About Chuy’s
Founded in Austin, Texas in 1982, Chuy’s owns and operates 56 full-service restaurants across fourteen states serving a distinct menu of authentic, made from scratch Tex Mex inspired dishes. Chuy’s highly flavorful and freshly prepared fare is served in a fun, eclectic and irreverent atmosphere, while each location offers a unique, “unchained” look and feel, as expressed by the concept’s motto “If you’ve seen one Chuy’s, you’ve seen one Chuy’s!”. For further information about Chuy’s, including the nearest location, visit the Chuy’s website at www.chuys.com.

Forward-Looking Statements
Certain statements in this release that are not historical facts, including, without limitation, those relating to our anticipated financial performance, including the Company’s fiscal year 2014 guidance and the related assumptions, are forward-looking statements that involve risks and uncertainties. Such statements are based upon the current beliefs and expectations of the management of the Company. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the actual number of restaurant openings, the sales at the Company’s restaurants, changes in restaurant development or operating costs, such as food and labor, the Company’s ability to leverage its existing management and infrastructure, changes in restaurant pre-opening expense, general and administrative expenses, capital expenditures, or our effective tax rate, changes in the number of diluted shares outstanding, strength of consumer spending, conditions beyond the Company’s control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting the Company’s customers or food supplies, acts of war or terrorism and other factors disclosed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission. Investors should take such risks into account when making investment decisions. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update any forward-looking statements, except as required by law.

Chuy’s Holdings, Inc. and Subsidiaries
Unaudited Condensed Consolidated Income Statements
(In thousands, except share and per share data)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 29, 2014	June 30, 2013	June 29, 2014	June 30, 2013
Revenue	$63,284	$53,427	$119,235	$100,125

Costs and expenses:
Cost of sales	17,980	14,644	33,508	27,201
Labor	20,806	16,740	39,516	31,715
Operating	8,595	7,537	16,156	14,084
Occupancy	3,804	3,108	7,358	5,999
General and administrative	2,939	2,507	5,862	5,302
Secondary offering costs	—	508	—	925
Marketing	483	402	905	754
Restaurant pre-opening	1,305	1,050	2,460	2,021
Depreciation and amortization	2,439	2,126	4,755	4,094
Total costs and expenses	58,351	48,622	110,520	92,095
Income from operations	4,933	4,805	8,715	8,030
Interest expense	19	24	41	57
Income before income taxes	4,914	4,781	8,674	7,973
Income tax expense	1,468	1,621	2,596	2,172
Net income	3,446	3,160	6,078	5,801

Net income per common share:
Basic	$0.21	$0.19	$0.37	$0.36
Diluted	$0.21	$0.19	$0.36	$0.35

Weighted-average shares outstanding:
Basic	16,435,687	16,269,243	16,416,658	16,190,264
Diluted	16,719,316	16,677,221	16,715,791	16,626,012

Chuy’s Holdings, Inc. and Subsidiaries
Unaudited Selected Balance Sheet Data
(In thousands)

	June 29, 2014	December 29, 2013
Cash and cash equivalents	$4,439	$5,323
Total assets	165,957	151,162
Long-term debt	7,500	6,000
Total stockholders’ equity	111,970	104,488

Reconciliation of Non-GAAP Measures
We prepare our financial statements in accordance with generally accepted accounting principles (GAAP). Within our press release, we make reference to non-GAAP restaurant-level EBITDA, and pro forma net income. Restaurant-level EBITDA represents net income plus the sum of general and administrative expenses, secondary offering costs, restaurant pre-opening costs, depreciation and amortization, interest and taxes. Restaurant-level EBITDA is presented because: (i) the Company believes it is a useful measure for investors to assess the operating performance of our business without the effect of non-cash depreciation and amortization expenses; and (ii) the Company uses restaurant-level EBITDA internally as a benchmark to evaluate its operating performance or compare our performance to that of our competitors. Additionally, the Company presents restaurant-level EBITDA because it excludes the impact of general and administrative expenses, which are not incurred at the restaurant level, and restaurant pre-opening costs, which are non-recurring at the restaurant level. The use of restaurant-level EBITDA thereby enables the Company and its investors to compare operating performance between periods and to compare our operating performance to the performance of the Company’s competitors. The measure is also widely used within the restaurant industry to evaluate restaurant level productivity, efficiency and performance. The use of restaurant-level EBITDA as a performance measure permits a comparative assessment of our operating performance relative to our performance based on our GAAP results, while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies. The Company presents restaurant-level EBITDA margin for the same reasons it presents restaurant-level EBITDA.
Pro forma net income represents our net income plus the expenses incurred related to our secondary offerings, less the pro forma incremental income tax expense resulting from discrete tax items in 2013.

The following table includes a reconciliation of net income to restaurant-level EBITDA (in thousands):

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 29, 2014	June 30, 2013	June 29, 2014	June 30, 2013

Net income as reported	$3,446	$3,160	$6,078	$5,801
Income tax provision	1,468	1,621	2,596	2,172
Interest expense	19	24	41	57
General and administrative	2,939	2,507	5,862	5,302
Secondary offering costs	—	508	—	925
Restaurant pre-opening expenses	1,305	1,050	2,460	2,021
Depreciation and amortization	2,439	2,126	4,755	4,094
Restaurant-level EBITDA	$11,616	$10,996	$21,792	$20,372

Restaurant-level EBITDA margin (1)	18.4%	20.6%	18.3%	20.3%

(1)	Restaurant-level EBITDA margin is calculated by dividing restaurant-level EBITDA by revenue.

The following is a reconciliation of GAAP net income and net income per share to pro forma net income and pro forma net income per share (in thousands):

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 29, 2014	June 30, 2013	June 29, 2014	June 30, 2013

Net income as reported	$3,446	$3,160	$6,078	$5,801
Secondary offering costs (1)	—	508	—	925
Income tax expense (2)	—	30	—	(497)
Pro forma net income	$3,446	$3,698	$6,078	$6,229

Net income per share - pro forma:
Basic - pro forma	$0.21	$0.23	$0.37	$0.38
Diluted - pro forma	$0.21	$0.22	$0.36	$0.37

Weighted-average shares outstanding - pro forma:
Basic - pro forma	16,435,687	16,269,243	16,416,658	16,190,264
Diluted - pro forma	16,719,316	16,677,221	16,715,791	16,626,012

Notes to reconciliation of GAAP net income to non-GAAP pro forma net income:

1.	Reflects the elimination of the offering expenses associated with the two secondary offerings completed in January 2013 and April 2013.

2.
In 2013, the tax expense for the twenty-six weeks ended June 30, 2013 reflects the elimination of the favorable impact of a one-time tax adjustment for incremental employment tax credits from open tax years offset by the unfavorable tax impact of the non-deductible secondary offering costs. The tax expense for the thirteen-week period ended June 30, 2013 just reflects the tax impact of the non-deductible secondary offering costs.

Investor Relations
Fitzhugh Taylor
203-682-8261
investors@chuys.com